Exhibit 99.1

ChampionX Reports Second Quarter 2024 Results

•Revenue of $893.3 million
•Net income attributable to ChampionX of $52.6 million
•Adjusted net income of $71.2 million
•Adjusted EBITDA of $183.2 million
•Income before income taxes margin of 9.3%
•Adjusted EBITDA margin of 20.5%
•Cash from operating activities of $67.6 million and free cash flow of $38.3 million

THE WOODLANDS, TX, July 24, 2024 - ChampionX Corporation (NASDAQ: CHX) (“ChampionX” or the “Company”) today announced second quarter of 2024 results. Revenue was $893.3 million, net income attributable to ChampionX was $52.6 million, and adjusted EBITDA was $183.2 million. Income before income taxes margin was 9.3% and adjusted EBITDA margin was 20.5%. Cash from operating activities was $67.6 million and free cash flow was $38.3 million.

CEO Commentary

“We continued to demonstrate the unique nature of ChampionX’s cash flow resiliency driven by the strength of our high-margin operating model and capital-light portfolio of businesses as we generated positive free cash flow for the ninth consecutive quarter. Our strong results in what is a variable environment reflects the ethos of our 7,100 ChampionX employees around the world who have an unwavering focus on delivering value-added solutions for our customers’ most important challenges. I am thankful and humbled to lead such a talented and dedicated team,” ChampionX’s President and Chief Executive Officer Sivasankaran “Soma” Somasundaram said.

“During the second quarter of 2024, we generated revenue of $893 million, which decreased 4% year-over-year, and 3% sequentially. On the top line, our overall results were impacted by lower revenue in Mexico, which declined by approximately $54 million sequentially, and $61 million compared to second quarter 2023. We expect order activity in Mexico to resume towards the end of this year. The balance of our portfolio outperformed in its markets in the second quarter as revenue from all areas other than Mexico increased 3% sequentially and year-over-year. Revenue growth in North America, Middle East & Africa, and Asia Pacific was offset by Latin America, which was impacted by Mexico. North America revenues were up 1% sequentially, driven by the strength and resiliency of our Production Chemical Technologies business which grew 6% sequentially in the region, offset by lower activity in our Drilling Technologies and Production & Automation Technologies product lines consistent with lower rig count and well completions activity during the period. International revenues were down 11% sequentially, driven by Mexico. Revenue from all international areas other than Mexico increased 6% sequentially. We generated net income attributable to ChampionX of $53 million, and we delivered adjusted EBITDA of $183 million, representing a 20.5% adjusted EBITDA margin, which speaks to the operating discipline of our team.

“Earlier this month, we completed the acquisition of RMSpumptools Limited, a UK-based company that designs and manufactures highly engineered mechanical and electrical solutions for complex artificial lift applications. The integration of RMSpumptools’ technology will enhance ChampionX’s Production and Automation Technologies portfolio and will further strengthen the Company’s presence and participation in a broad range of international markets including the Middle East, Latin America, and global offshore developments.

“Cash flow from operating activities was $68 million during the second quarter, which represented 129% of net income attributable to ChampionX, and we generated positive free cash flow of $38 million during the period. This was a strong seasonal result as free cash flow is generally lower in our second quarter. During the quarter, through our regular cash dividend of $18 million, we returned 27% of cash from operating activities and 47% of our free cash flow to our shareholders. In the first half of 2024, cash flow from operating activities was $241 million, which represented 146% of net income attributable to ChampionX, and we generated strong free cash flow of $182 million, which represented 49% of our adjusted EBITDA for the period. We are pleased with this strong first half of the year cash flow result and we remain confident in achieving at least 50% adjusted EBITDA to free cash flow conversion for 2024. Our balance sheet and financial position remain strong, ending the second quarter with approximately $1.1 billion of liquidity, including $393 million of cash and $672 million of available capacity on our revolving credit facility.”

Agreement to be Acquired by SLB

On April 2, 2024, SLB (NYSE: SLB) and ChampionX jointly announced a definitive Agreement and Plan of Merger (the “Merger Agreement”) for SLB to purchase ChampionX in an all-stock transaction. The transaction was unanimously approved by the ChampionX board of directors and the transaction received the approval of the ChampionX stockholders at a special meeting held on June 18, 2024. The transaction is subject to regulatory approvals and other customary closing conditions. It is currently anticipated that the closing of the transaction will occur in the fourth quarter of 2024 or the first quarter of 2025.

ChampionX may continue to pay its regular quarterly cash dividends with customary record and payment dates, subject to certain limitations under the Merger Agreement. Given the pending acquisition of ChampionX by SLB, ChampionX has discontinued providing quarterly guidance and will not host a conference call or webcast to discuss its second quarter 2024 results.

Production Chemical Technologies

Production Chemical Technologies revenue in the second quarter of 2024 was $569.6 million, a decrease of $20.5 million, or 3%, sequentially, due primarily to lower sales in Mexico.

Segment operating profit was $85.4 million and adjusted segment EBITDA was $117.4 million. Segment operating profit margin was 15.0%, an increase of 11 basis points, sequentially, and adjusted segment EBITDA margin was 20.6%, an increase of 61 basis points, sequentially. The sequential increase in segment operating profit margin and adjusted segment EBITDA margin was driven by strong cost management.

Production & Automation Technologies

Production & Automation Technologies revenue in the second quarter of 2024 was $244.5 million, a decrease of $8.1 million, or 3%, sequentially, due primarily to slightly lower customer demand in North America. Revenue from digital products was $54.1 million in the second quarter of 2024, a decrease of 5% sequentially, driven by lower activity in North America.

Segment operating profit was $22.2 million and adjusted segment EBITDA was $58.8 million. Segment operating profit margin was 9.1%, a decrease of 219 basis points, sequentially, and adjusted segment EBITDA margin was 24.1%, an increase of 18 basis points, sequentially. The increase in adjusted segment EBITDA margin was driven by productivity improvements.

Drilling Technologies

Drilling Technologies revenue in the second quarter of 2024 was $52.9 million, a decrease of $2.3 million, or 4%, sequentially, driven by lower worldwide rig count.

Segment operating profit was $11.9 million and adjusted segment EBITDA was $13.1 million. Segment operating profit margin was 22.4%, compared to 80.4% in the prior quarter. Segment operating profit in the prior quarter included a $29.9 million net gain on the sale and leaseback of certain buildings and land. Adjusted segment EBITDA margin was 24.9%, a decrease of 425 basis points, sequentially, due primarily to lower volumes and the absence of certain one-time benefits (scrap sales and a royalty payment) in the prior quarter.

Reservoir Chemical Technologies

Reservoir Chemical Technologies revenue in the second quarter 2024 was $27.1 million, an increase of $2.4 million, or 10%, sequentially, driven by higher sales volumes.

Segment operating profit was $4.4 million and adjusted segment EBITDA was $6.0 million. Segment operating profit margin was 16.1%, an increase of 92 basis points, sequentially, and adjusted segment EBITDA margin was 22.0%, an increase of 31 basis points, sequentially. The increase in adjusted segment EBITDA margin was driven by higher volumes.

Other Business Highlights: Better Together
•An independent operator has awarded ChampionX an Integrated Production project for three well pads comprising 16 wells in the Permian basin. The performance-based contract includes ESP systems, chemicals, chemical injection pumping systems, and capillary services, as well as automation, controls, data management, and optimization services. ChampionX secured the project based on a bespoke project plan designed to solve the operator’s production challenges.

Other Business Highlights: Chemical Technologies
•Successfully executed first fill delivery of product for a new hydrocarbon field development in Mauritania. Project underscored Chemical Technologies’ effective project management and collaboration capabilities, and positions ChampionX well for follow-on chemicals opportunities for this long-lived producing asset.
•Awarded a new five-year contract covering production chemicals for multiple offshore oil and gas platforms in the South China Sea. This award further develops the scope of ChampionX’s relationship with this global oil major customer and includes planned expansion of new fields.
•Awarded preferred status to supply asset integrity chemicals for a major North American midstream operator’s crude oil assets.
•Reached agreement to supply packer fluid applications for a national oil company in the Middle East.
•Renewed multi-year contract with an international operator in the North Sea, under which ChampionX will provide full chemical management services, as well as specialty and commodity chemical supply for all assets operated by the customer on the UK Continental Shelf.
•Achieved joint Reservoir Chemical Technologies and Production Chemical Technologies win with a Permian operator to supply fracturing additives, including specialized surfactant, scale and biocide chemistries and services.

Other Business Highlights: Production & Automation Technologies
•ChampionX completed the first rod lift system installation for a Middle East national oil company in an important new unconventional field and the well has been producing from a depth of 10,000 feet since mid-May. The successful completion of this project opens attractive future opportunities with this customer, which is planning a long-term drilling campaign that will leverage rod lift and plunger lift systems. Under the terms of the contract, ChampionX managed the entire project lifecycle and supplied the complete surface and downhole rod system.
•In Oman, ChampionX was recognized by national oil company, PDO, with In-country Value (ICV) awards, which celebrate local companies’ contributions to Oman’s economy. Our team secured second place awards for manufacturing and local hiring as well as best local manufacturing facility.
•ChampionX secured a four-year contract to provide XSPOCTM production optimization software to a major oil and gas company in Indonesia, initially covering 2,000 wells and scaling to over 4,000. This strategic win strengthens our digital presence in Asia Pacific.
•A super major performed a pilot of Pump CheckerTM software (developed by recently acquired Artificial Lift Performance) on a selection of their Permian ESP and gas lift wells. The pilot reduced the time to act on the wells to drive measurable performance improvement and the client has moved forward with a full implementation on all their Midland and Delaware basin wells. Separately, a private operator in the Permian performed a Pump CheckerTM pilot on 150 gas lift wells. Based on the success of the pilot, the customer is now using Pump CheckerTM on their gas lift wells, replacing a competitor’s production optimization software solution.
•Lease and subscription-based revenue accounted for approximately 39% of Emissions Technologies revenues during the second quarter, and installations of SOOFIE (continuous methane monitor) units increased 7% sequentially and 21% year-over-year, reflecting growing adoption and demand in the market.

###

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income attributable to ChampionX and adjusted diluted earnings per share attributable to ChampionX, provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, free cash flow, free cash flow to adjusted EBITDA ratio, and free cash flow to revenue ratio are used by management to measure our ability to generate positive cash flow for debt reduction and to support our strategic objectives. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating ChampionX’s overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

About ChampionX

ChampionX is a global leader in chemistry solutions, artificial lift systems, and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely, efficiently, and sustainably around the world. ChampionX’s expertise, innovative products, and digital technologies provide enhanced oil and gas production, transportation, and real-time emissions monitoring throughout the lifecycle of a well. To learn more about ChampionX, visit our website at www.ChampionX.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements relating to the proposed transaction between SLB and ChampionX, including statements regarding the benefits of the transaction and the anticipated timing of the transaction, and information regarding the businesses of SLB and ChampionX, including expectations regarding outlook and all underlying assumptions, SLB’s and ChampionX’s objectives, plans and strategies, information relating to operating trends in markets where SLB and ChampionX operate, statements that contain projections of results of operations or of financial condition and all other statements other than statements of historical fact that address activities, events or developments that SLB or ChampionX intends, expects, projects, believes or anticipates will or may occur in the future. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this communication, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” “intends,” “plans,” “seeks,” “targets,” “may,” “can,” “believe,” “predict,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “ambition,” “goal,” “scheduled,” “think,” “could,” “would,” “will,” “see,” “likely,” and other similar expressions or variations, but not all forward-looking statements include such words. These forward-looking statements involve known and unknown risks and uncertainties, and which may cause SLB’s or ChampionX’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to those factors and risks described in Part I, “Item 1. Business”, “Item 1A. Risk Factors”, and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in SLB’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission (the “SEC”) on January 24, 2024 and Part 1, Item 1A, “Risk Factors” in ChampionX’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 6, 2024, and each of their respective, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These include, but are not limited to, and in each case as a possible result of the proposed transaction on each of SLB and ChampionX: the ultimate outcome of the proposed transaction between SLB and ChampionX, including the effect of the announcement of the proposed transaction; the ability to operate the SLB and ChampionX respective businesses, including business disruptions; difficulties in retaining and hiring key personnel and employees; the ability to maintain favorable business relationships with customers, suppliers and other business partners; the terms and timing of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; the anticipated or actual tax treatment of the proposed transaction; the ability to satisfy closing conditions to the completion of the proposed transaction (including the adoption of the merger agreement in respect of the proposed transaction by ChampionX stockholders); other risks related to the completion of the proposed transaction and actions related thereto; the ability of SLB and ChampionX to integrate the business successfully and to achieve anticipated synergies and value creation from the proposed transaction; changes in demand for SLB’s or ChampionX’s products and services; global market, political and economic conditions, including in the countries in which SLB and ChampionX operate; the ability to secure government regulatory approvals on the terms expected, at all or in a timely manner; the extent of growth of the oilfield services market generally, including for chemical solutions in production and midstream operations; the global macro-economic environment, including headwinds caused by inflation, rising interest rates, unfavorable currency exchange rates, and potential recessionary or depressionary conditions; the impact of shifts in prices or margins of the products that SLB or ChampionX sells or services that SLB or ChampionX provides, including due to a shift towards lower margin products or services; cyber-attacks, information security and data privacy; the impact of public health crises, such as pandemics (including COVID-19) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; trends in crude oil and natural gas prices, including trends in chemical solutions across the oil and natural gas industries, that may affect the drilling and production activity, profitability and financial stability of SLB’s and ChampionX’s customers and therefore the demand for, and profitability of, their products and services; litigation and regulatory proceedings, including any proceedings that may be instituted against SLB or ChampionX related to the proposed transaction; failure to effectively and timely address energy transitions that could adversely affect the businesses of SLB or ChampionX, results of operations, and cash flows of SLB or ChampionX; and disruptions of SLB’s or ChampionX’s information technology systems.

These risks, as well as other risks related to the proposed transaction, are included in the Form S-4 and proxy statement/prospectus that was filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to SLB’s and ChampionX’s respective periodic reports and other filings with the SEC, including the risk factors identified in SLB’s and ChampionX’s Annual Reports on Form 10-K, respectively, and SLB’s and ChampionX’s subsequent Quarterly Reports on Form 10-Q. The forward-looking statements included in this communication are made only as of the date hereof. Neither SLB nor ChampionX undertakes any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investor Contact: Byron Pope
byron.pope@championx.com
281-602-0094

Media Contact: John Breed
john.breed@championx.com
281-403-5751

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except per share amounts)	2024	2024	2023	2024	2023
Revenue	$893,272	$922,141	$926,600	$1,815,413	$1,874,947
Cost of goods and services	613,426	622,937	644,394	1,236,363	1,309,386
Gross profit	279,846	299,204	282,206	579,050	565,561
Costs and expenses:
Selling, general and administrative expense	182,995	172,414	162,484	355,409	323,300
(Gain) loss on disposal group and sale-leaseback transaction	—	(29,883)	—	(29,883)	12,965
Interest expense, net	15,421	13,935	14,544	29,356	27,010
Foreign currency transaction (gains) losses, net	(2,767)	55	4,439	(2,712)	13,691
Other expense (income), net	938	2,927	(7,543)	3,865	(11,500)
Income before income taxes	83,259	139,756	108,282	223,015	200,095
Provision for income taxes	27,868	26,596	11,656	54,464	40,325
Net income	55,391	113,160	96,626	168,551	159,770
Net income attributable to noncontrolling interest	2,822	237	829	3,059	441
Net income attributable to ChampionX	$52,569	$112,923	$95,797	$165,492	$159,329

Earnings per share attributable to ChampionX:
Basic	$0.28	$0.59	$0.49	$0.87	$0.81
Diluted	$0.27	$0.58	$0.48	$0.85	$0.79

Weighted-average shares outstanding:
Basic	190,426	190,803	197,034	190,615	197,657
Diluted	193,257	193,964	200,735	193,740	201,694

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	June 30, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$393,297	$288,557
Receivables, net	441,401	534,534
Inventories, net	538,999	521,549
Prepaid expenses and other current assets	71,489	80,777
Total current assets	1,445,186	1,425,417

Property, plant and equipment, net	752,553	773,552
Goodwill	684,567	669,064
Intangible assets, net	229,562	243,553
Other non-current assets	177,472	130,116
Total assets	$3,289,340	$3,241,702

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$6,203	$6,203
Accounts payable	484,472	451,680
Other current liabilities	237,030	324,866
Total current liabilities	727,705	782,749

Long-term debt	592,868	594,283
Other long-term liabilities	239,534	203,639
Stockholders’ equity:
ChampionX stockholders’ equity	1,745,155	1,676,622
Noncontrolling interest	(15,922)	(15,591)
Total liabilities and equity	$3,289,340	$3,241,702

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2024	2023
Cash flows from operating activities:
Net income	$168,551	$159,770
Depreciation and amortization	119,783	115,387
(Gain) loss on sale-leaseback transaction and disposal group	(29,883)	12,965
Loss on Argentina Blue Chip Swap transaction	7,168	—
Deferred income taxes	(15,092)	(22,187)
Loss (gain) on disposal of fixed assets	217	(1,070)
Receivables	90,912	83,589
Inventories	(40,897)	(70,040)
Accounts payable	20,919	40,632
Other assets	1,016	3,135
Leased assets	(15,770)	(22,125)
Other operating items, net	(65,791)	(91,768)
Net cash flows provided by operating activities	241,133	208,288

Cash flows from investing activities:
Capital expenditures	(65,314)	(57,277)
Proceeds from sale of fixed assets	6,482	7,109
Proceeds from sale-leaseback transaction	44,292	—
Purchase of investments	(31,526)	—
Sale of investments	24,358	—
Acquisitions, net of cash acquired	(21,472)	—
Net cash used for investing activities	(43,180)	(50,168)

Cash flows from financing activities:
Proceeds from long-term debt	—	15,500
Repayment of long-term debt	(3,102)	(43,633)
Repurchases of common stock	(49,399)	(91,617)
Dividends paid	(34,336)	(31,591)
Other	(4,557)	6,100
Net cash used for financing activities	(91,394)	(145,241)

Effect of exchange rate changes on cash and cash equivalents	(1,819)	22

Net increase in cash and cash equivalents	104,740	12,901
Cash and cash equivalents at beginning of period	288,557	250,187
Cash and cash equivalents at end of period	$393,297	$263,088

CHAMPIONX CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended
	June 30,	March 31,	June 30,
(in thousands)	2024	2024	2023
Segment revenue:
Production Chemical Technologies	$569,577	$590,108	$574,302
Production & Automation Technologies	244,487	252,614	254,156
Drilling Technologies	52,888	55,206	57,324
Reservoir Chemical Technologies	27,123	24,705	23,853
Corporate and other	(803)	(492)	16,965
Total revenue	$893,272	$922,141	$926,600

Income before income taxes:
Segment operating profit (loss):
Production Chemical Technologies	$85,388	$87,832	$87,163
Production & Automation Technologies	22,207	28,470	33,208
Drilling Technologies	11,863	44,402	12,660
Reservoir Chemical Technologies	4,363	3,746	2,186
Total segment operating profit	123,821	164,450	135,217
Corporate and other	25,141	10,759	12,391
Interest expense, net	15,421	13,935	14,544
Income before income taxes	$83,259	$139,756	$108,282

Operating profit margin / income before income taxes margin:
Production Chemical Technologies	15.0%	14.9%	15.2%
Production & Automation Technologies	9.1%	11.3%	13.1%
Drilling Technologies	22.4%	80.4%	22.1%
Reservoir Chemical Technologies	16.1%	15.2%	9.2%
ChampionX Consolidated	9.3%	15.2%	11.7%

Adjusted EBITDA
Production Chemical Technologies	$117,421	$118,031	$121,175
Production & Automation Technologies	58,848	60,340	60,641
Drilling Technologies	13,149	16,074	14,376
Reservoir Chemical Technologies	5,954	5,346	4,385
Corporate and other	(12,139)	(8,079)	(9,896)
Adjusted EBITDA	$183,233	$191,712	$190,681

Adjusted EBITDA margin
Production Chemical Technologies	20.6%	20.0%	21.1%
Production & Automation Technologies	24.1%	23.9%	23.9%
Drilling Technologies	24.9%	29.1%	25.1%
Reservoir Chemical Technologies	22.0%	21.6%	18.4%
ChampionX Consolidated	20.5%	20.8%	20.6%

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended
	June 30,	March 31,	June 30,
(in thousands)	2024	2024	2023
Net income attributable to ChampionX	$52,569	$112,923	$95,797
Pre-tax adjustments:
(Gain) loss on sale leaseback transaction and disposal group (1)	—	(29,883)	—
Russia sanctions compliance and impacts (2)	32	152	433
Restructuring and other related charges	7,927	1,709	5,353
Merger transaction costs (3)	15,059	—	—
Acquisition costs and related adjustments (4)	574	1,232	(2,341)
Intellectual property defense	531	779	687
Tulsa, Oklahoma storm damage	—	305	607
Foreign currency transaction (gains) losses, net	(2,767)	55	4,439
Loss on Argentina Blue Chip Swap transaction	2,994	4,092	—
Tax impact of adjustments	(5,722)	5,066	(2,041)
Adjusted net income attributable to ChampionX	71,197	96,430	102,934
Tax impact of adjustments	5,722	(5,066)	2,041
Net income attributable to noncontrolling interest	2,822	237	829
Depreciation and amortization	60,203	59,580	58,677
Provision for income taxes	27,868	26,596	11,656
Interest expense, net	15,421	13,935	14,544
Adjusted EBITDA	$183,233	$191,712	$190,681
_______________________
(1)    Amount represents the gain on the sale and leaseback of certain buildings and land for the three months ended March 31, 2024.
(2) Includes charges incurred related to legal and professional fees to comply with, as well as additional foreign currency exchange losses associated with, the sanctions imposed in Russia.
(3) Includes costs incurred in relation to the Merger Agreement with Schlumberger Limited, including third party legal and professional fees.
(4) Includes costs incurred for the acquisition of businesses. For the historical period ended June 30, 2023, amounts represent revenue associated with the amortization of a liability established as part of the merger transaction with Ecolab Inc. (“Ecolab”) to acquire the Chemical Technologies business, representing unfavorable terms under the Cross Supply Agreement.

	Three Months Ended
	June 30,	March 31,	June 30,
(in thousands)	2024	2024	2023
Diluted earnings per share attributable to ChampionX	$0.27	$0.58	$0.48
Per share adjustments:
(Gain) loss on sale leaseback transaction and disposal group	—	(0.15)	—
Russia sanctions compliance and impacts	—	—	—
Restructuring and other related charges	0.04	0.01	0.03
Merger transaction costs	0.08	—	—
Acquisition costs and related adjustments	—	0.01	(0.01)
Intellectual property defense	—	—	—
Tulsa, Oklahoma storm damage	—	—	—
Foreign currency transaction (gains) losses, net	(0.01)	—	0.02
Loss on Argentina Blue Chip Swap transaction	0.02	0.02	—
Tax impact of adjustments	(0.03)	0.03	(0.01)
Adjusted diluted earnings per share attributable to ChampionX	$0.37	$0.50	$0.51

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES BY SEGMENT
(UNAUDITED)

	Three Months Ended
	June 30,	March 31,	June 30,
(in thousands)	2024	2024	2023
Production Chemical Technologies
Segment operating profit	$85,388	$87,832	$87,163
Non-GAAP adjustments	5,851	3,933	8,329
Depreciation and amortization	26,182	26,266	25,683
Segment adjusted EBITDA	$117,421	$118,031	$121,175

Production & Automation Technologies
Segment operating profit	$22,207	$28,470	$33,208
Non-GAAP adjustments	6,000	2,076	1,012
Depreciation and amortization	30,641	29,794	26,421
Segment adjusted EBITDA	$58,848	$60,340	$60,641

Drilling Technologies
Segment operating profit	$11,863	$44,402	$12,660
Non-GAAP adjustments	—	(29,883)	212
Depreciation and amortization	1,286	1,555	1,504
Segment adjusted EBITDA	$13,149	$16,074	$14,376

Reservoir Chemical Technologies
Segment operating profit	$4,363	$3,746	$2,186
Non-GAAP adjustments	11	16	600
Depreciation and amortization	1,580	1,584	1,599
Segment adjusted EBITDA	$5,954	$5,346	$4,385

Corporate and other
Segment operating profit	$(40,562)	$(24,694)	$(26,935)
Non-GAAP adjustments	12,488	2,299	(975)
Depreciation and amortization	514	381	3,470
Interest expense, net	15,421	13,935	14,544
Segment adjusted EBITDA	$(12,139)	$(8,079)	$(9,896)

Free Cash Flow

	Three Months Ended
	June 30,	March 31,	June 30,
(in thousands)	2024	2024	2023
Free Cash Flow
Cash flows from operating activities	$67,625	$173,508	$115,910
Less: Capital expenditures, net of proceeds from sale of fixed assets	(29,310)	(29,522)	(27,143)
Free cash flow	$38,315	$143,986	$88,767

Cash From Operating Activities to Revenue Ratio
Cash flows from operating activities	$67,625	$173,508	$115,910
Revenue	$893,272	$922,141	$926,600

Cash from operating activities to revenue ratio	8%	19%	13%

Free Cash Flow to Revenue Ratio
Free cash flow	$38,315	$143,986	$88,767
Revenue	$893,272	$922,141	$926,600

Free cash flow to revenue ratio	4%	16%	10%

Free Cash Flow to Adjusted EBITDA Ratio
Free cash flow	$38,315	$143,986	$88,767
Adjusted EBITDA	$183,233	$191,712	$190,681

Free cash flow to adjusted EBITDA ratio	21%	75%	47%